Exhibit 99.4

EXECUTION

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of January 11, 2015 by and among Roche Holdings, Inc., a Delaware corporation (the “Investor”), and the entity listed on Schedule A hereto (the “VC Shareholder”).

WHEREAS, as of the date hereof, the VC Shareholder is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of shares (“Shares”) of common stock, par value $0.0001 per share, of Foundation Medicine, Inc., a Delaware corporation (the “Company”) (all Shares beneficially owned by such VC Shareholder (including those set forth opposite such VC Shareholder’s name on Schedule A) and any additional Shares with respect to which such VC Shareholder becomes the beneficial owner after the date hereof, but excluding any Shares Transferred by such VC Shareholder in compliance with Section 5.01 hereof, such VC Shareholder’s “Subject Shares”);

WHEREAS, the Investor and the Company are concurrently herewith entering into a Transaction Agreement dated as of the date hereof (as it may be amended from time to time, the “Transaction Agreement”), which provides, among other things, for the Investor to commence the Offer upon the terms and subject to the conditions set forth in the Transaction Agreement (capitalized terms used but not otherwise defined herein having the meanings ascribed to such terms in the Transaction Agreement);

WHEREAS, as an inducement to and condition of the Investor’s willingness to enter into the Transaction Agreement and the other Transaction Documents, the VC Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
Agreement to Tender

Section 1.01.  Agreement to Tender.  (a) Upon the terms and subject to the conditions of this Agreement, the VC Shareholder agrees to validly tender or cause to be tendered in the Offer (pursuant to and in accordance with the terms of the Offer and provided that the Offer Price does not decrease), a number of such VC Shareholder’s Subject Shares, free and clear of all Liens (other than applicable transfer restrictions under the Securities Act), at least equal to such VC Shareholder’s Minimum Tender Amount (it being agreed that such VC Shareholder’s Subject Shares that are covered by clause (i) of the definition of Minimum Tender Amount shall be validly tendered prior to 4:00 p.m., New York City time, on the Expiration Date).

(b)         For purposes of this Agreement:

(i)      “Expiration Date” means the date on which the Expiration Time occurs;

(ii)      “Minimum Tender Amount” means the higher of (i) (x) the total number of the applicable VC Shareholder’s Subject Shares multiplied by (y) the percentage set forth opposite such VC Shareholder’s name on Schedule A under the heading “Minimum Tender Percentage,” and (ii) in the event the Investor delivers a Tender Statement (as defined below) from the depositary designated in the Offer (the “Depositary”) prior to 9:00 p.m., New York City time, on the Expiration Date (as defined below), (x) the total number of such VC Shareholder’s Subject Shares multiplied by (y) the Tendered Share Ratio (as defined below);

(iii)    “Tender Statement” means a statement, based on information provided by the Depositary, setting forth the Tendered Share Amount and the Tendered Share Ratio;

(iv)    “Tendered Share Amount” means the number of Shares validly tendered into the Offer and not validly withdrawn by the shareholders of the Company (excluding Shares tendered pursuant to notices of guaranteed delivery for which Shares have not been delivered) other than the VC Shareholders (as defined in each of the Tender and Support Agreements) (collectively, the “VC Funds”) as of no earlier than 6:00 p.m., New York City time, on the Expiration Date; and

(v)     “Tendered Share Ratio” means a fraction, (i) the numerator of which is the Tendered Share Amount and (ii) the denominator of which is the total number of outstanding Shares at the close of trading on the trading day prior to the Expiration Date (or as close to such time as is reasonably practicable) held by shareholders of the Company other than (x) the VC Funds and (y) the Investor or any of its Affiliates.

(c)         In furtherance of the foregoing, at the time of any tender by a VC Shareholder as required by Section 1.01(a), such VC Shareholder shall (i) deliver to the Depositary (A) a letter of transmittal complying with the terms of the Offer with respect to the Subject Shares that such VC Shareholder is required to tender pursuant to Section 1.01(a), as applicable, (B) a certificate or certificates representing such Subject Shares or, in the case of a book-entry transfer of such Subject Shares, an “agent’s message” (or such other evidence of transfer as the Depositary may reasonably request) and (C) all other documents or instruments, to the extent applicable, required to be delivered by other shareholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of such Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer.  The VC Shareholder agrees that once such Subject Shares are tendered, such VC Shareholder will not withdraw or cause to be withdrawn any of such Subject Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 6.02. No VC Shareholder shall tender any Subject Shares pursuant to a notice of guaranteed delivery.

ARTICLE 2
Voting Agreement; Grant of Proxy

Section 2.01.  Voting Agreement.

(a)         From the date hereof until termination of this Agreement in accordance with Section 6.02, the VC Shareholder hereby agrees:

(i)       to vote or exercise its right to consent with respect to all Subject Shares that such VC Shareholder is entitled to vote at the time of any vote or action by written consent in favor of any proposal (A) to approve and adopt the Transaction Agreement and the other Transaction Documents (including the Investor’s rights under Section 4.03 of the Investor Rights Agreement) (or in each case any amended version thereof; provided that such amendment is not materially adverse to such VC Shareholder and does not increase the obligations of such VC Shareholder), the Company Charter Amendment, the Issuance and all agreements related to the Investment and any actions related thereto at any meeting of the shareholders of the Company (each, a “Company Shareholders Meeting”), and at any adjournment thereof, at which such matters, or such other actions, are submitted for the consideration and vote of the shareholders of the Company and (B) to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption of any such matters or actions at any Company Shareholders Meeting; and

(ii)      that it will not vote any of its Subject Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (A) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company (other than the Investment) or (B) action or Contract that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent, delay or materially and adversely affect the consummation of the transactions contemplated by the Transaction Agreement or any other Transaction Document, including any Contract related to an Acquisition Proposal.

Section 2.02.  Irrevocable Proxy.  The VC Shareholder hereby revokes any and all previous proxies granted with respect to its Subject Shares in connection with any of the matters covered by Section 2.01(a).  By entering into this Agreement, the VC Shareholder hereby grants a proxy appointing the Investor as such VC Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such VC Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power, in each case solely to the extent and in the manner specified in Section 2.01(a).  The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable and shall not be terminated by operation of law or upon the occurrence of any event; provided that the proxy granted by the VC Shareholder in accordance with this Section 2.02 shall be deemed revoked automatically upon termination of this Agreement in accordance with its terms.  The VC Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2.02 is given in connection with and granted in consideration of, and as an inducement to, the Investor entering into the Transaction Agreement and the other Transaction Documents.

ARTICLE 3
Representations and Warranties of the VC Shareholder

The VC Shareholder represents and warrants to the Investor as to such VC Shareholder as of the date hereof, the date of any Company Shareholders Meeting and the Acceptance Time (other than representations and warranties expressly stated to be given or made as of a specific time, which shall only be made as of such time) that:

Section 3.01. Organization; Authorization; Binding Agreement.  Such VC Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the consummation of the transactions contemplated hereby are within such VC Shareholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such VC Shareholder.  Such VC Shareholder has full corporate or organizational power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly and validly executed and delivered by such VC Shareholder, and constitutes a legal, valid and binding obligation of such VC Shareholder enforceable against such VC Shareholder in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 3.02. Non-Contravention.  The execution, delivery and performance by such VC Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of such VC Shareholder, (ii) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any payment to or consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such VC Shareholder is entitled under any provision of any Contract binding on, or any Permit of, such VC Shareholder or any Contract or Permit affecting, or relating in any way to, the assets or business of such VC Shareholder or (iv) result in the creation or imposition of any Lien on any of the Subject Shares, with only such exceptions, in the case of each of clauses (ii) and (iii), for such matters as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the consummation by such VC Shareholder of the transactions contemplated by this Agreement or otherwise adversely impact such VC Shareholder’s ability to perform its obligations hereunder in any material respect or on a timely basis.

Section 3.03. Ownership of Subject Shares.

(a)         Except for Subject Shares Transferred after the date hereof in accordance with Section 5.01, such VC Shareholder is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of such VC Shareholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any Liens, claims, options, rights, understandings or arrangements or any other encumbrances, limitations or restrictions whatsoever (including, but not limited to, any restriction on the right to vote or dispose of such Subject Shares), except as set forth herein or pursuant to any applicable restrictions on transfer under the Securities Act.  Except for the Investor pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such VC Shareholder’s Subject Shares.  Except for this Agreement, none of such VC Shareholder’s Subject Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including, but not limited to, any proxy, consent or power of attorney.

(b)         Except for any Subject Shares acquired after the date hereof, other than the Subject Shares set forth opposite such VC Shareholder’s name on Schedule A, neither such VC Shareholder nor, to such VC Shareholder’s knowledge after reasonable inquiry, any of its controlled Affiliates (other than (i) any portfolio company of any fund entity to which such VC Shareholder or one of its Affiliates serves as an advisor or (ii) any individual that may be an Affiliate of such VC Shareholder that owns shares in his/her individual capacity) beneficially owns any (i) shares of capital stock or other voting securities of, or ownership interests in, the Company, (ii) securities of the Company convertible or exchangeable into, or exercisable for, shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company any of the foregoing.

Section 3.04.  Reliance.  Such VC Shareholder has had the opportunity to review this Agreement, the Transaction Agreement and the other Transaction Documents with counsel of such VC Shareholder’s own choosing.  Such VC Shareholder understands and acknowledges that the Investor and the Company are entering into the Transaction Agreement and the other Transaction Documents in reliance upon such VC Shareholder’s execution, delivery and performance of this Agreement.

Section 3.05.  Absence of Litigation.  There is no Proceeding pending against or, to the knowledge of such VC Shareholder, threatened against or affecting (i) such VC Shareholder or any of its properties or assets (including such VC Shareholder’s Subject Shares) or (ii) to such VC Shareholder’s knowledge after reasonable inquiry, any of its controlled Affiliates or any of their respective properties or assets, in each case before or by any Governmental Authority or arbitrator that would reasonably be expected to prevent or materially delay or impair the consummation by such VC Shareholder of the transactions contemplated by this Agreement or otherwise adversely impact such VC Shareholder’s ability to perform its obligations hereunder in any material respect or on a timely basis.

Section 3.06.  Brokers.  There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Investor, the Company or any of their respective Affiliates in respect of this Agreement, the Transaction Agreement or any of the other Transaction Documents based upon any arrangement or agreement made by or on behalf of such VC Shareholder or any of its Affiliates.

ARTICLE 4
Representations and Warranties of The Investor

The Investor represents and warrants to the VC Shareholder, as of the date hereof and as of the Acceptance Time, that:

Section 4.01.  Organization; Authorization; Binding Agreement.  The Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The consummation of the transactions contemplated hereby is within the Investor’s corporate powers and has been duly authorized by all necessary corporate actions on the part of the Investor.  The Investor has full corporate power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly authorized, executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 4.02.  Non-Contravention.  The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Investor, (ii) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any payment to or consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Investor is entitled under any provision of any Contract binding on, or any Permit of, the Investor or any Contract or Permit affecting, or relating in any way to, the assets or business of the Investor or (iv) result in the creation or imposition of any Lien on any assets of properties of the Investor, with only such exceptions, in the case of each of clauses (ii) through (iv), for such matters as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the consummation by the Investor of the transactions contemplated by this Agreement or otherwise adversely impact the Investor’s ability to perform its obligations hereunder in any material respect or on a timely basis.

ARTICLE 5
Additional Covenants of the VC Shareholder

The VC Shareholder hereby covenants and agrees that, until the termination of this Agreement in accordance with its terms:

Section 5.01.  No Transfer; No Inconsistent Arrangements.  Except pursuant to the express terms of this Agreement, such VC Shareholder shall not (and shall not permit any Person under such VC Shareholder’s control to), without the prior written consent of the Investor, directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal or enter into any voting trust with respect to any of such VC Shareholder’s Subject Shares,  (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any of such VC Shareholder’s Subject Shares, (iii) otherwise permit any Liens to be created on any of such VC Shareholder’s Subject Shares, (iv) enter into any contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of, any of such VC Shareholder’s Subject Shares, or (v) take any other action that would restrict, limit or interfere in any material respect with the performance of such VC Shareholder’s obligations hereunder or the transactions contemplated hereby or, subject to the following sentence, otherwise make any representation or warranty of such VC Shareholder herein untrue or incorrect in any material respect.  If any involuntary Transfer of any of such VC Shareholder’s Subject Shares shall occur (including, but not limited to, a sale by such VC Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such VC Shareholder’s Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement as a VC Shareholder for all purposes hereunder.  Such VC Shareholder agrees that it shall not, and shall cause each of its controlled Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any equity interests in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Transaction Agreement.  The VC Shareholder hereby authorizes the Investor to direct the Company to impose stop orders to prevent the Transfer of any of such VC Shareholder’s Subject Shares in violation of this Agreement.

Section 5.02.  Actions.  Such VC Shareholder hereby agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, whether derivative or otherwise, against the Investor, the Company or any of their respective Affiliates, or their respective boards of directors, relating to the negotiation, execution or delivery of this Agreement, the Transaction Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Company Board in connection with the Transaction Agreement or the transactions contemplated thereby.  For the avoidance of doubt, nothing in this Section 5.02 shall prevent such VC Shareholder from commencing or participating in any action or claim against the Investor for breaches of this Agreement.

Section 5.03.  Documentation and Information.  Except as required by Applicable Law (including the filing of a Schedule 13D with the SEC, which may include this Agreement as an exhibit thereto), such VC Shareholder shall not make any public announcement regarding this Agreement, the Transaction Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the Investor.  The VC Shareholder (i) consents to and authorizes the publication and disclosure by the Investor of such VC Shareholder’s identity and holding of such VC Shareholder’s Subject Shares, the nature of such VC Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information regarding such VC Shareholder, in each case, that the Investor reasonably determines is required to be disclosed by Applicable Law in the Offer Documents, the Company Proxy Statement (including all schedules and documents filed with the SEC), or any other disclosure document in connection with the Offer (including a Schedule 13D), the Issuance and any other transaction contemplated by the Transaction Agreement, and the inclusion of any such information in any press release; provided, however, that the Investor shall provide such VC Shareholder with the right to review any such disclosure document or press release that contains the name of or information specific to such VC Shareholder as soon as reasonably practicable prior to filing or publication and will consider the comments of such VC Shareholder in good faith, and (ii) agrees promptly to give the Investor any information it may reasonably request in connection with the preparation of any such disclosure documents; provided that the Investor may only use such information for the purpose for which it is explicitly provided by such VC Shareholder.  The VC Shareholder agrees to promptly notify the Investor of any required corrections with respect to any information supplied by or on behalf of such VC Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 5.04.  No Solicitation.  Such VC Shareholder shall not, and such VC Shareholder shall not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal, or (ii) (A) enter into or participate in any discussions or negotiations with or furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or (B) otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, is seeking to make or would be reasonably expected to make an Acquisition Proposal.

Section 5.05.  Notice of Certain Events.  Such VC Shareholder shall notify the Investor of any fact, change or development occurring or arising after the date hereof that causes, or would reasonably be expected to cause, any breach in any material respect of any representation, warranty, covenant or agreement of such VC Shareholder hereunder.

Section 5.06.  Adjustments.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares, then the terms of this Agreement shall apply to the Shares received in respect of the Subject Shares by such VC Shareholder immediately following the effectiveness of the events described in this Section 5.06, as though they were Subject Shares hereunder.

Section 5.07.  Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall limit, restrict or otherwise affect any Representative of the VC Shareholder, in such individual’s capacity as a director of the Company, from acting in such capacity, subject to the applicable provisions in the Transaction Agreement.

Section 5.08.  Reasonable Best Efforts.  From the date hereof until the Closing Date, the VC Shareholder shall (a) use its reasonable best efforts to prepare and file as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings in connection with the transactions contemplated by this Agreement or the Transaction Agreement, and provide the Investor as promptly as practicable with any information that is necessary in connection with the preparation and filing of such Filings; provided that the Investor may only use such information for the purpose for which it is explicitly provided by such VC Shareholder, and (b) at the Investor’s request, reasonably cooperate with the Investor in connection with the Investor’s efforts to obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary to consummate the transactions contemplated by this Agreement; provided that the Investor shall reimburse the VC Shareholder for its reasonable, documented, out-of-pocket expenses incurred by such VC Shareholder in connection with such cooperation.

ARTICLE 6
Miscellaneous

Section 6.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email, so long as a receipt of such facsimile transmission or email is requested and received) and shall be given, if to the Investor, to:

Roche Holdings, Inc.
1 DNA Way
South San Francisco, California 94080
Attention:  General Counsel
Fax:  (650) 225-6000

with a copy to:

F. Hoffmann-La Roche Ltd
Group Legal Department
Grenzacherstrasse 124
CH-4070 Basel, Switzerland
Attention:  Dr. Beat Kraehenmann
Fax:  +41 61 688 13 96

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Arthur F. Golden
Marc O. Williams
Facsimile No.: (212) 701-5800
Email:	arthur.golden@davispolk.com
marc.williams@davispolk.com

if to a VC Shareholder, as set forth in the signature page hereof,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt (other than a Tender Statement, which shall be deemed received by the VC Shareholder on the Expiration Date as long as it is delivered prior to 9:00 p.m., New York City time, on the Expiration Date).  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 6.02.  Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) the termination of the Transaction Agreement in accordance with its terms, (ii) the Acceptance Time and (iii) the mutual written consent of all of the parties hereto.  In addition, this Agreement may be terminated with respect to the VC Shareholder at any time following any reduction to the Offer Price upon written notice by such VC Shareholder to the Investor.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.  Notwithstanding the foregoing, the provisions of this Article 6 shall survive any termination of this Agreement and no termination of this Agreement shall relieve any party from liability for any breach of this Agreement prior to termination hereof or such party’s fraud.

Section 6.03.  Further Assurances.

(a)         The Investor and the VC Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other party may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things required under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

(b)         The Investor and each VC Shareholder shall use their respective reasonable best efforts to take all actions necessary and advisable to consummate the actions contemplated by Article 1, including causing such VC Shareholder to become the record holder of such VC Shareholder’s Subject Shares and/or to hold such Subject Shares directly (rather than through the Depository Trust Company).

Section 6.04.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to one gender include all genders.

Section 6.05.  No Ownership Interest.  Except pursuant to the terms of this Agreement and in connection with the consummation of the Offer, (i) nothing contained in this Agreement shall be deemed to vest in the Investor any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares and (ii) all rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the applicable VC Shareholder, and the Investor shall have no authority to direct such VC Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 6.06.  Amendments and Waivers.

(a)         Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Investor and the VC Shareholder or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)         No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.07.  Expenses.  Except as set forth in Section 5.08(b), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.08.  Binding Effect; Benefit; Assignment.

(a)         The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)         No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that the Investor may transfer or assign its rights and obligations to any Affiliate of the Investor; provided that any such transfer or assignment prior to the Offer Closing Date shall not relieve the Investor of its obligations under this Agreement.

Section 6.09.  Governing Law.  This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 6.10.  Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.01 shall be deemed effective service of process on such party.

Section 6.11.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY

IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.12.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto; provided that this Agreement shall not be effective until the Transaction Agreement is executed by all parties thereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.13.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 6.14.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.15.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 6.10, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.16  Reserved.

Section 6.17  No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Transaction Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto (which the parties agree has occurred immediately following the execution of the Transaction Agreement by all parties thereto).

Section 6.18  Equal Treatment.  It is acknowledged that, in connection with the transactions contemplated by the Transaction Agreement, the Investor may enter, or has entered, into the Tender and Support Agreements with the VC Funds other than the VC Shareholder.  To the extent that any such Tender and Support Agreement grants to any VC Fund rights thereunder that are more favorable to such VC Fund than the rights of the VC Shareholder set forth herein, or waives a material obligation of such VC Fund that is also set forth herein, the Investor agrees that it shall offer the same rights or waiver, as applicable, to the VC Shareholder.  Each such offer shall be made by the Investor’s prompt delivery to the VC Shareholder of the text of the applicable rights or waiver, as applicable, and such offer shall be deemed declined by a VC Shareholder if not accepted by such VC Shareholder in writing within 10 Business Days after such offer is delivered.  The Investor shall attach a schedule to this Agreement that reflects any such rights or waivers, as applicable, that are accepted by the VC Shareholder, and such schedule shall become a part of this Agreement.  All determinations with respect to the VC Shareholder’s rights under this paragraph shall be made by the Investor taking into account all facts and circumstances applicable at the time of determination.

[Signature Page Follows]

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ROCHE HOLDINGS, INC.

By:	/s/ Bruce Resnick
Name:	Bruce Resnick
Title:	Vice President and Tax Counsel

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GOOGLE VENTURES 2011, L.P.

By:	Google Ventures 2011 GP, L.L.C., its General Partner

By:	/s/ Jennifer L. Kercher
Name:	Jennifer L. Kercher
Title:	Authorized Signatory

Address:
Attn: Jennifer Kercher
c/o Google Ventures
1600 Amphitheatre Parkway
Mountain View, CA 94043
Facsimile: 650-887-1790

With a copy (which shall not constitute notice) to:
Email: gv-notice@google.com

EXECUTION

Schedule A

Name of VC Shareholder	# of Subject Shares	Minimum Tender Percentage
Google Ventures 2011, L.P.	1,144,652	50%